UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C.  20549

                              FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTION 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                      Commission File Number:   1-9157

                   SNET MANAGEMENT RETIREMENT SAVINGS PLAN
                 SNET BARGAINING UNIT RETIREMENT SAVINGS PLAN
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        (Exact name of each registrant as specified in their charters)


          310 ORANGE STREET, NEW HAVEN CONNECTICUT 06510, (203) 771-5200
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     (Address, including zip code and telephone number, including area code, of each registrant's principal executive offices)

                             PLAN INTERESTS
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           (Title of each class of securities covered by this Form)

                                 None
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       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)   |_|     Rule 12h-3(b)(1)(i)    |X|    Rule 15d-6    |X|
Rule 12g-4(a)(1)(ii)  |_|     Rule 12h-3(b)(1)(ii)   |_|
Rule 12g-4(a)(2)(i)   |_|     Rule 12h-3(b)(2)(i)    |_|
Rule 12g-4(a)(2)(ii)  |_|     Rule 12h-3(b)(2)(ii)   |_|

Approximate number of holders of recordas of the certification or notice date:
    NONE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:   January 26, 2000               By:   /s/ Paula M. Anderson
                                             Paula M. Anderson, Counsel